UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

TELKONET, INC.

(Exact name of registrant as specified in its charter)

Utah	000-31972	87-0627421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Innovation Drive, Suite 300 Milwaukee, Wisconsin	53226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 223-0473

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 25, 2012, Telkonet, Inc. (the “Company”), issued a press release announcing results of operations for the year ended December 31, 2011. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2012, the Board of Directors of the Company appointed Tim S. Ledwick to the Board of Directors of the Company. Mr. Ledwick was also appointed Chairman of the Company’s Audit Committee, replacing William H. Davis, who will remain a member of the Audit committee as well as Chairman of the Board of Directors.

Mr. Ledwick, 54, is currently the Chief Financial Officer of Management Health Solutions, a private equity-backed company that provides software solutions and services to hospitals focused on reducing costs through superior inventory management practices. From 2007 to 2011, Mr. Ledwick provided CFO consulting services to a $150 million services firm and, in addition, from 2007-2008 also acted as special advisor to The Dellacorte Group, a middle market financial advisory firm focused on transactions between $100 million and $1 billion.

The Company’s Director Compensation Policy is applicable to Mr. Ledwick as a non-employee director. Mr. Ledwick will receive a monthly board retainer of $5,000 payable in Company stock and $500 per committee meeting participation, also payable in Company stock. Mr. Ledwick will also be reimbursed for certain tax liabilities incurred in connection with his director compensation.

Prior to his appointment to the Board, there were no material relationships between Mr. Ledwick and the Company or any of its other directors or executive officers.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 25, 2012

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2012	TELKONET, INC.
By: /s/ Jason L. Tienor
Jason L. Tienor, President and
Chief Executive Officer

3

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 25, 2012.

4